Exhibit 11

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Statement on Form 1-A of our report dated July 20, 2022, on the consolidated balance sheets of Flower Turbines, Inc. as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income/(loss), changes in stockholders’ equity, and cash flows for each of the years then ended, and the related notes to the financial statements. Our report contains an emphasis of matter paragraph regarding substantial doubt as to Flower Turbines, Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

November 29, 2022